Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Oren Rozenberg, Chief Executive Officer and Director
Global Advance Corp.
Geva Street 13/10
Netanya, Israel 42319

Dear Mr. Rozenberg,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Global Advance Corp. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated January 30, 2007, as of and for the period ended December 31, 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
January 30, 2007.